EXHIBIT 11
INDEPENDENT AUDITORS' CONSENT


The Board of Trustees and Shareholders
The GrandView Investment Trust

We consent to the use of our reports dated April 25, 1997 included in the registration statement on Form N-1A of the GrandView REIT Index Fund and GrandView Realty Growth Fund, each of which is a series of the GrandView Investment Trust, and to the reference to our firm under the heading "Financial Highlights" in the prospectus.


/s/ KPMG Peat Marwick LLP


Richmond, Virginia
July 24, 1997